EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2020 relating to the consolidated financial statements of Global Water Resources, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Global Water Resources, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
May 7, 2020